                            EXHIBIT 2.2




































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

               AMENDMENT TO STOCK PURCHASE AGREEMENT


The undersigned parties entered into a Stock Purchase Agreement dated February 3, 1994 (the "Agreement") and have agreed to amend the Agreement in certain respects by execution and delivery of this Amendment dated as of March 1, 1994 (this "Amendment").
Capitalized terms used herein and not otherwise defined herein are defined as in the Agreement.

The Agreement is hereby amended in the following respects:

1. Due to delays in obtaining appointments with the public notaries, the parties agree to execute the Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement") and to perform their respective obligations thereunder. All documents executed on or as of March 1, 1994 will upon release of the escrow pursuant to Section 4.2(a) of the Escrow Agreement be deemed to have been executed as of the date of such release which shall constitute the Closing Date for purposes of this Amendment and the Agreement.

2. The cover page of the Agreement is amended by replacing the words "HARMAN INVESTMENTS COMPANY, INC." with "HARMAN INVESTMENT COMPANY, INC."
3. Section 2.3 is amended by adding at the end of such Section the following sentence: "MC shall be liable for and shall directly pay the legal and notarial fees of Peltzer & Riesenkampf in connection with the transfers of Studer-Revox GmbH to Revox AG and Studer Deutschland GmbH to Harman Deutschland GmbH as contemplated by Sections 1.4 and 5.2(c) hereof."

4. Section 3.1 is amended in the sixteenth and seventeenth lines by deleting the words "Subject to Section 7.3."

5. Section 5.2(a) of the Agreement is amended in its entirety as follows: "On the Closing Date but immediately prior to the Closing, SRAG shall pay to MC the amount by which Outstanding Debt (excluding any element thereof due to MC or any Affiliate thereof) is less than SF 23,461,000.- at December 31, 1993 viz:

Maximum Outstanding           SF
Debt at December 31, 1993          23,461,000

less

Amounts per Audited 1993
Financial Statements shown as
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
     amounts payable to Banks      (18,829,000.-)

     current portion Long
     Term Debt                     ( 1,124,000.-)

     Long Term Debt Third          ( 1,072,000.-)
                                   --------------

                                     2,436,000.-

This excess amount is deemed to be the portion of Outstanding Debt due to MC. MC agrees that there will be no material increase in Outstanding Debt between December 31, 1993 and the Closing Date, and that if there is any such material increase then MC will make up the difference in cash at the Closing. It is agreed that the amount of SF 2,436,000.- payable by SRAG to MC shall be netted against amounts due from MC and its Affiliates to the Companies laid out in Exhibit E attached hereto."

6.   Section 5.2(b) of the Agreement is amended as follows:

     (a) The second sentence is deleted; and the "sales agreements" referred to in such sentence are to be in the form attached to this Amendment as Exhibit B (the "RP Sales
     Agreements").
     (b) "Stated Value" shall be the purchase prices set forth in the RP Sales Agreements.

     (c) Adding to the end of Section 5.2(b) a new sentence as follows: "SRAG shall upon due and legally valid execution of the Real Property Sales Agreements owe MC a sales commission for the sale of the SRAG Owned Real Property amounting to 2% of the Stated Values therefor. MC shall at the Closing cancel the amount due, waive any right to payment therefor, and release SRAG from any obligation therefor."

7.   Section 5.2(c) is amended as follows:
     (a) In the fourth line the word "bein" is replaced with the words "be in."

     (b) The Asset Purchase Agreement shall be in the form attached to this Amendment as Exhibit C.






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
8.   Section 5.2(d) is amended as follows:

     (a) In the first line by replacing the words "MC and the Seller" with the words "MC and any Affiliate thereof."


     (b) In the second line by replacing the word "it" with the word "them."

     (c) In the ninth and tenth lines by replacing the words "MC and the Seller" with the words "MC and any Affiliate thereof."

     (d) In the last line by replacing the words "the Seller" with the words "MC or any Affiliate thereof."

     (e) By replacing Exhibit E of the Agreement with Exhibit D attached to this Amendment.

9. Section 5.3(a) is amended by replacing the "significant terms" attached to the Agreement as Exhibit F with the Lease
     Agreement in the form attached to this Amendment as Exhibit
     E.

10. Section 5.3(c) is amended in the fifth line by replacing the word "or" with the word "and."

11.  Section 5.3(d) is restated in its entirety as follows:
     "Within 30 days of the Closing Date, Harman shall either (i) provide to Union Bank of Switzerland ("UBS") a guarantee of the Outstanding Debt owing to UBS in form and content suitable to UBS in order to effect the release of MC from its guarantee of such Outstanding Debt or (ii) take whatever other action may be necessary to result in the release of MC from its guarantee of such Outstanding Debt, in any case, taking into account the reduction of Outstanding Debt as required by Section 5.2(a) hereof."

12.  Section 5.3(g) is amended by providing that the updated
     Schedules to the Agreement are as attached to this Amendment as Exhibit F.
13.  Section 5.3(h) is amended as follows:

     (a)  In the first and second lines by replacing the words
     "and both" with the word "effective."

     (b) In the second line by deleting the words "and the Closing Date."



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
14. A new Section 5.3(i) is added as follows: "On the Closing Date MC shall or shall cause Studer-Revox GmbH to pay to Studer Deutschland DM 500,000.- representing the loan from Studer Deutschland GmbH to Studer-Revox GmbH listed on
     Schedule 3.22-2".

15. Section 5.4(d) is amended in the eighth line by replacing the word "Deutschland" with the abbreviation "GmbH."

16.  A new section 5.4(f) is added as follows:

     "(a) SRAG shall cause MC or its designee to have an option to purchase the Vienna Owned Real Property, such option to extend for a period of one year from the Closing Date, at a purchase price equal to the book value therefor as shown in the Audited 1993 Financial Statements (approximately AS 1.6 million) payable in cash to Studer Revox Wien Ges.m.b.H. ("SRW") immediately upon such transfer. The Vienna Owned Real Property shall be transferred free and clear of the mortgage registered currently in the amount of AS 10,000,000 and any mortgages registered or for which registration was applied subsequent to the Closing Date. MC shall be solely liable for and responsible for any real estate transfer tax, gains tax or other similar tax and notarial and recording or other similar fees in respect of the transfer on account of such purchase. MC agrees that SRW shall not be obligated to vacate such property upon sale thereof until 90 days after receipt by it of notice from MC that it has made arrangements to purchase such property or to cause it to be purchased by its designee.

     (b) MC shall have the right to pursue at its sole cost and expense (including attorneys' fees) civil claims against the following individual persons related to expropriation of funds, embezzlement and corporate wrongdoing (the "Claims") in connection with their employment by SRW or SRAG on the conditions hereinafter stated: Messrs. Mussmann, Weimann, Abromeit and Scharer and Ms. Zwickl (the "Potential Defendants"). SRAG agrees to cooperate with MC, and to the extent necessary participate in, or cause SRW to participate in, legal proceedings which have been instituted or which may be instituted by MC against any of the Potential Defendants relating to the Claims . Similar actions against other individuals on behalf of SRW relating to time periods prior to the Closing shall be pursuable by MC only with the written consent of SRAG, which consent shall not be unreasonably withheld. MC hereby unconditionally guarantees to SRAG and SRW that the pursuit of any such Claims by MC
     (i) shall not be disruptive to the business or operations of SRAG or SRW; (ii) shall not impose a significant demand on


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
     the time of or otherwise significantly disturb any employees thereof; (iii) shall not create or otherwise result in any Loss, cost or liability to SRAG or SRW of any kind, especially through any counterclaims, claims of set-off or similar claims; (iv) shall not directly or indirectly damage the reputation of SRAG or SRW; and (v) shall be conducted through an attorney or law firm of high repute and approved by SRAG, which approval shall not be unreasonably withheld. SRAG and SRW shall at all times during the course of such legal proceedings be kept informed of the course, progress and development of such proceedings and MC shall upon demand deliver to them copies of any documents relating to such proceedings. Subject to compliance with the foregoing, MC shall be entitled to receive the benefit of any award, judgment or settlement in any such legal proceeding."

17. Section 6.1 is amended in the ninth line by changing the number "3.22" to the number "3.21."

18. Section 6.2(a) is amended by adding a subsection (vi) thereto as follows:

     "(vi) all debts to banks, other than as provided for in the Audited 1993 Financial Statements,(including interest accruing from December 31, 1993 and penalties), any Losses incurred by SRAG or SRW that are guaranteed by MC pursuant to Section 5.4(f) and, to the extent not reserved for or provided for on the Audited 1993 Financial Statements, any guarantees of debt by SRW to employees or former employees thereof, amounts needed to fund any bank accounts of SRW which as of the Closing Date are overdrawn or in debtor status, and any other similar liabilities of SRW, including without limitation any claims of employees still employed by SRW on January 1, 1994 against SRW (other than the claim of Mr. Arnold)."

19. Section 6.4(g) is amended in the third line by replacing the word "Buyer" with the words "the Purchaser."

20.  Section 7.1(i) is amended in the last line by replacing
     "5.2" with "5.3".

21.  Section 7.3 is deleted in its entirety.

22. Section 8.10 is amended by deleting the parenthetical phrase contained in lines two through five thereof.

23. The definition of "Adjustments" is amended in the sixth line by replacing "(d)" with "(c)."



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
24. The definition of "Asset Purchase Agreement" is amended in the second line by replacing "(d)" with "(c)."

25. The definition of "Closing Date" is amended to mean the date upon which the escrow is released pursuant to Section 4.2(a) of the Escrow Agreement.

26.  The definition of "Disputed Item" is deleted.

27. The definition of "Outstanding Debt" is amended in the sixth line thereof by replacing the words "the Seller" with the words "any Affiliate thereof."

28.  The definition of "Purchaser's Accountant" is deleted.

29.  The definition of "Real Property Sale Agreement" is deleted.

30.  The definition of "Seller's Accountant" is deleted.

31. Section 6.1 is amended in the sixth line by replacing the date "February 28, 1995" with the words "the first anniversary of the Closing Date".

The parties agree that all conditions contained in Sections 7.1 and 7.2 of the Agreement are duly waived and only the conditions contained in the Escrow Agreement shall remain in force.

All documents executed pursuant to this Amendment shall be deemed to have been executed pursuant to the Agreement.


IN WITNESS WHEREOF, the parties have executed this AMENDMENT as of the date first written above.


HARMAN INVESTMENT COMPANY, INC.


By:    /s/ Bernard A. Girod
       ---------------------
Name:  Bernard A. Girod

HARMAN INTERNATIONAL INDUSTRIES, INC.


By:    /s/ Bernard A. Girod
       ---------------------
Name:  Bernard A. Girod

MOTOR-COLUMBUS AG


By:  /s/ Ernst Thomke             By:  /s/ Robert Lombardini
     -----------------                 ----------------------
Name:  Ernst Thomke               Name:  Robert Lombardini
Title: Executive Vice-President   Title: Vice-President



SAEG REFINDUS HOLDING AG


By:    /s/ Robert Lombardini      By:    /s/ Fredy Hiltman
       ----------------------            ------------------
Name:  Robert Lombardini          Name:  Fredy Hiltman
Title: Director                   Title: Director



STUDER REVOX AG


By:    /s/ Ernst Thomke           By:    /s/ Fredy Hiltman
       -----------------                 ------------------
Name:  Ernst Thomke               Name:  Fredy Hiltman
Title: Director                   Title: Director



















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